EXHIBIT 99.1

For Information: Paul V. Dufour	For Immediate Release

Telephone:(972) 401-7391	October 29, 2003

IMCO RECYCLING RECORDED A SMALL

NET LOSS IN 2003’S THIRD QUARTER

Irving, Texas—- IMCO Recycling Inc. (NYSE:IMR) today reported a net loss of $342,000 or $.02 per common diluted share for the third quarter of 2003.

In the same period of 2002 the company recorded net earnings of $2.5 million or $.17 per share.

The major factors affecting IMCO’s financial results in the third quarter of 2003 are as follows.

• The company began reporting separate segment results for its aluminum-international activities in 2003 because of the March 1 acquisition of effective full ownership in VAW-IMCO of Germany whose financial results had previously been reported under the equity method of accounting but are now consolidated into the company’s accounts. Third quarter income of the aluminum-international segment was $2.4 million including a mark-to-market aluminum hedge loss of $1.3 million. This unrealized loss was recorded because the LME aluminum price and the relative value of the dollar both declined at the end of the third quarter. VAW-IMCO’s metal hedging program does not currently qualify for hedge accounting under FAS 133 and therefore the subsidiary was required to mark its aluminum hedge contracts to market. At the current LME price and foreign exchange rate the unrealized hedge loss would not have occurred. Third quarter 2003 income of the aluminum-international segment

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decreased by $3.9 million or 62 percent compared with that of the second quarter due to a decline in processing volume caused by seasonal shutdowns of customers’ manufacturing facilities and to the unrealized hedge loss.

• Income of the company’s aluminum-domestic segment was $3.8 million, a decrease of 63 percent compared with 2002’s third quarter. This decline was due to a 16 percent decrease in processing volume at U.S. aluminum recycling and specialty alloys plants, to a reduction in profit margins that mainly resulted from the scarcity and high cost of scrap, and to greater natural gas costs. Processing volume at IMCO’s aluminum recycling facilities has been depressed for nearly three years by the continued low level of U.S. industrial activity, a decrease in the beverage can recycling rate and other factors.

• Income of the company’s zinc segment was $1.6 million, an increase of 87 percent compared with 2002’s third quarter. This improvement occurred because processing volume at these facilities rose and the zinc price moved higher.

Don V. Ingram, chairman and chief executive officer, said he believes that in the third quarter IMCO’s aluminum-domestic segment “reached a bottom in terms of both volume and profitability and that we are seeing improvement in aluminum industry conditions. Aluminum and zinc commodity prices have moved higher in recent weeks indicating a strengthening market. We also expect better results from our European and Latin American operations in the fourth quarter.

“Going forward, we will benefit from the recent refinancing of virtually all of our outstanding debt because it simplifies

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our capital structure, consolidates our debt into a long-term arrangement and makes funds available for future growth.”

Mr. Ingram said the anticipated improvement in the company’s operating profitability in the current period is likely to be offset by higher interest costs resulting from the refinancing and that IMCO’s fourth quarter per share results are expected to be similar to those of the third quarter.

In the fourth quarter of 2002 the company had net earnings of $1.5 million or $.10 per share.

In the third quarter and first nine months of 2003, IMCO Recycling’s processing volume, revenues, cost of sales, selling, general and administrative expense and borrowing costs all increased from year ago-levels because of the consolidation of VAW-IMCO’s operations and greater production at the company’s Brazilian and Mexican facilities. Revenues rose more than processing volume because the majority of VAW-IMCO’s volume is based on product sales that include the cost of metal purchased, processed and sold.

Total third quarter processing volume was 741.5 million pounds, 14 percent above volume of 651.0 million pounds in the same period last year.

Revenues rose 21 percent to $219.6 million from $180.9 million in the third quarter of 2002.

IMCO Recycling’s net earnings in the first nine months of 2003 totaled $3.4 million or $.24 per share. In the same period of 2002, net earnings were $5.4 million or $.37 per share before the cumulative effect of a required accounting change regarding valuation of goodwill that was adopted effective January 1, 2002. After the effect of the accounting change, the company recorded a net loss of $53.3 million or $3.63 per share for the first three quarters of 2002.

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Processing volume in the first nine months of 2003 increased 15 percent to 2.17 billion pounds from 1.88 billion pounds in the same period last year.

Revenues rose 26 percent to $654.1 million from $519.3 million in the first three quarters of 2002.

The public and media are invited to listen to IMCO Recycling’s conference call that will begin at 10:30 A.M.(ET) tomorrow. To access the call, log on to the web at http://www.firstcallevents.com/service/ajwz391970789gf12.htmlIf you are unable to access the call on a live basis, it will be archived on the website www.imcorecycling.com. To access the replay, click on For The Investor.

IMCO Recycling Inc. is one of the world’s largest recyclers of aluminum and zinc. The company has 22 U.S. production plants and five international facilities located in Brazil, Germany, Mexico and Wales. IMCO Recycling’s headquarters office is in Irving, Texas.

THIRD QUARTER 2003 SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding expected improvements in estimated fourth quarter operating results, volumes and profitability, projected strengthening markets, expected better results from European and Latin American operations, future benefits from refinancing the company’s credit facilities and the likelihood that higher interest costs will offset anticipated improvement in the company’s operating profitability. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described therein. These risks and uncertainties would include, without limitation, a continuation of weak demand from U.S. and worldwide economic conditions; risks related to the price of aluminum and zinc on world and U.S. markets; future natural gas and other fuel costs of the company; the financial condition of its customers and the retention of its major customers; the timing and amounts of collections; utilized capacity of the company’s various facilities; future declines in the U.S. can recycling rate; future downturns in automotive markets in the U.S. and Europe; future decreases in recycling outsourcing by primary producers; future levels and timing of capital expenditures; fluctuations in operating margins for the products and services the company provides; availability of aluminum scrap and other metal supplies that the company processes; the ability of the company to enter into effective metals, natural gas and other commodity derivatives; the future mix of product sales vs. tolling business; currency

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exchange fluctuations; future writedowns or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the company’s filings with the Securities and Exchange Commission, including but not limited to the reports on Form 10-K for the fiscal year ended December 31, 2002 and Form 10-Q for the quarter ended September 30, 2003, particularly the sections entitled “Cautionary Statements For Purposes of Forward-Looking Statements” contained therein.

IMCO Recycling Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2003	2002	2003	2002
REVENUES	$219,552	$180,866	$654,087	$519,276
Cost of sales	206,314	167,491	611,103	483,340

GROSS PROFIT	13,238	13,375	42,984	35,936

Selling, general and administrative expense	9,616	6,426	27,073	19,185
Fees on receivables sale	240	460	821	1,312
Interest expense	3,466	2,737	9,519	7,492
Interest and other (income)	405	99	427	(194)
Equity in loss (earnings) of affiliates	64	(460)	(847)	(1,103)

	13,791	9,262	36,993	26,692
Earnings before provision for income taxes, minority interests and accounting change	(553)	4,113	5,991	9,244

Provision for income taxes (benefit)	(319)	1,443	2,174	3,426

Earnings before minority interests and accounting change	(234)	2,670	3,817	5,818

Minority interests, net of provision for income taxes	108	177	373	409

Earnings before accounting change	(342)	2,493	3,444	5,409

Cumulative effect of accounting change (after tax)	—	—	—	(58,730)

Net earnings (loss)	$(342)	$2,493	$3,444	$(53,321)

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	For the three months ended September 30,		For the nine months ended September 30,
	2003	2002(1)	2003	2002(1)
Net Earnings (Loss) Per Common Share:
Basic earnings before accounting change	$(0.02)	$0.17	$0.24	$0.37
Cumulative effect of accounting change	—	—	—	(4.03)

Basic earnings (loss) per share	$(0.02)	$0.17	$0.24	$(3.66)

Diluted earnings before accounting change	$(0.02)	$0.17	$0.24	$0.37
Cumulative effect of accounting change	—	—	—	(4.00)

Diluted earnings (loss) per share	$(0.02)	$0.17	$0.24	$(3.63)

Weighted Average Shares Outstanding:
Basic	14,463	14,492	14,474	14,565
Diluted	14,539	14,594	14,534	14,685

Supplementary Information:
Depreciation . and amortization	$6,709	$6,173	$20,000	$17,741
Capital spending	$5,854	$4,386	$13,577	$9,232

Segment Reporting:
Volume (pounds):
Aluminum-Domestic	462,109	549,170	1,436,976	1,605,126
Aluminum-International	214,271	42,524	554,638	104,736
Zinc	65,150	59,371	181,344	172,803

	741,530	651,065	2,172,958	1,882,665

Percent Tolled:	56%	56%	55%	59%

Revenues:
Aluminum-Domestic	$110,402	$134,111	$359,376	$381,915
Aluminum-International	69,895	5,827	183,717	17,350
Zinc	39,255	40,928	110,994	120,011

	$219,552	$180,866	$654,087	$519,276
Segment Income:
Aluminum-Domestic	$3,840	$10,271	$15,017	$26,845
Aluminum-International	2,392	119	11,616	691
Zinc	1,550	830	4,060	3,283

	$7,782	$11,220	$30,693	$30,819

(1) Certain reclassifications have been made to 2002 segment information to conform to the current year presentation.

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IMCO Recycling Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Current Assets:
Cash	$31,391	$6,875
Accounts Receivable, Net	64,274	24,501
Inventories	66,133	42,730
Other Current Assets	12,718	16,565

Total Current Assets	174,516	90,671

PP&E, Net	213,281	187,451
Goodwill, Net	67,664	51,118
Investments	1,039	17,467
Other Assets, Net	6,670	4,703

TOTAL ASSETS	$463,170	$351,410

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$80,747	77,682
Accrued Liabilities	22,738	18,589
Short-Term Notes Payable	7,196	7,420
Current Maturities Of L-T Debt	126,067	94,075

Total Current Liabilities	236,748	197,766

Long-Term Debt	59,067	14,550
Deferred Income Taxes Payable	18,541	10,883
Other Long-Term Liabilities	27,023	11,347
Stockholders’ Equity	121,791	116,864

TOTAL LIABILITIES AND EQUITY	$463,170	$351,410

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